                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*

                          Alnylam Pharmaceuticals, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    02043Q107
                                 (CUSIP Number)

                                December 30, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 16
                            Exhibit Index on Page 13

CUSIP NO. 02043Q107                      13 G                       Page 2 of 16


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Polaris Venture Partners III, L.P. ("PVP III")

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     1,938,532 shares, except that Polaris Venture Management Co. III, L.L.C. ("Polaris III"), the general partner of PVP III, may be deemed to have sole power to vote these shares, and Jonathan A. Flint ("Flint"), Terrance G. McGuire ("McGuire") and Alan G. Spoon ("Spoon"), the managing members of Polaris III, may be deemed to have shared power to vote these shares.

                ----------------------------------------------------------------
  NUMBER OF     6    SHARED VOTING POWER
    SHARES           See response to row 5.
 BENEFICIALLY
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON            1,938,532 shares, except that Polaris III, the general
    WITH             partner of PVP III, may be deemed to have sole power to
                     dispose of these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       1,938,532

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.27%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              PN
--------------------------------------------------------------------------------

CUSIP NO. 0203Q107                        13 G                      Page 3 of 16


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Polaris Venture Partners Entrepreneurs' Fund III, L.P. ("Entrepreneurs' III")

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     50,076 shares, except that Polaris III, the general partner of Entrepreneurs' III, may be deemed to have sole power to vote these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to vote these shares.

                ----------------------------------------------------------------
  NUMBER OF     6    SHARED VOTING POWER
    SHARES           See response to row 5.
 BENEFICIALLY
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
    PERSON           50,076 shares, except that Polaris III, the general partner
     WITH            of Entrepreneurs' III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have Shared power to dispose of these shares.

                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                          50,076

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           0.18%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON
                                                                              PN
--------------------------------------------------------------------------------

CUSIP NO. 02043Q107                   13 G                          Page 4 of 16


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Polaris Venture Partners Founders' Fund III, L.P. ("Founders' III")

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     30,384 shares, except that Polaris III, the general partner of Founders' III, may be deemed to have sole power to vote these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power vote these shares.

                ----------------------------------------------------------------
  NUMBER OF     6    SHARED VOTING POWER
    SHARES           See response to row 5.
 BENEFICIALLY
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING
    PERSON      7    SOLE DISPOSITIVE POWER
     WITH            30,384 shares, except that Polaris III, the general partner of Founders' III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                          30,384

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           0.11%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              PN
--------------------------------------------------------------------------------

CUSIP NO. 02043Q107                    13 G                         Page 5 of 16


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Polaris Venture Management Co. III, L.L.C. ("Polaris III")

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     2,018,992 shares, of which 1,938,532 are directly owned by PVP III, 50,076 are directly owned by Entrepreneurs' III and 30,384 are directly owned by Founders' III. Polaris III, the general partner of PVP III, Entrepreneurs' III and Founders' III, may be deemed to have sole power to vote these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to vote these shares.

                ----------------------------------------------------------------
  NUMBER OF     6    SHARED VOTING POWER
   SHARES            See response to row 5.
BENEFICIALLY
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON            2,018,992 shares, of which 1,938,532 are directly owned by
    WITH             PVP III, 50,076 are directly owned by Entrepreneurs' III
                     and 30,384 are directly owned by Founders' III. Polaris
                     III, the general partner of PVP III, Entrepreneurs' III and Founders' III, may be deemed to have sole power to vote these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       2,018,992

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.58%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              OO
--------------------------------------------------------------------------------

CUSIP NO. 02043Q107                    13 G                         Page 6 of 16


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Jonathan A. Flint ("Flint")

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S. Citizen

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     0 shares.

                ----------------------------------------------------------------
                6    SHARED VOTING POWER
                     2,018,992 shares, of which 1,938,532 are directly owned by
                     PVP III, 50,076 are directly owned by Entrepreneurs' III
                     and 30,384 are directly owned by Founders' III.
                     Polaris III is the general partner of PVP III,
                     Entrepreneurs' III and Founders' III. Flint is a managing
                     member of Polaris III, and may be deemed to have shared
  NUMBER OF          power to vote these shares.
   SHARES
BENEFICIALLY    ----------------------------------------------------------------
OWNED BY EACH   7    SOLE DISPOSITIVE POWER
  REPORTING          0 shares.
   PERSON
    WITH        ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     2,018,992 shares, of which 1,938,532 are directly owned by
                     PVP III, 50,076 are directly owned by Entrepreneurs' III
                     and 30,384 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
                     Founders' III. Flint is a managing member of Polaris III,
                     and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       2,018,992

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.58%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

CUSIP NO. 02043Q107                   13 G                          Page 7 of 16


--------------------------------------------------------------------------------
1.   NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Terrance G. McGuire ("McGuire")

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.Citizen

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     0 shares.

                ----------------------------------------------------------------
                6    SHARED VOTING POWER
                     2,018,992 shares, of which 1,938,532 are directly owned by
                     PVP III, 50,076 are directly owned by Entrepreneurs' III
                     and 30,384 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
                     Founders' III. McGuire is a managing member of Polaris III,
  NUMBER OF          and may be deemed to have shared power to vote these
    SHARES           shares.
 BENEFICIALLY
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
    PERSON           0 shares.
     WITH
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     2,018,992 shares, of which 1,938,532 are directly owned by
                     PVP III, 50,076 are directly owned by Entrepreneurs' III
                     and 30,384 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
                     Founders' III. McGuire is a managing member of Polaris III, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       2,018,992

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.58%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

CUSIP NO. 02043Q107                   13 G                          Page 8 of 16


--------------------------------------------------------------------------------
1.   NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Alan G. Spoon ("Spoon")

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.Citizen

--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     0 shares.

                ----------------------------------------------------------------
                6    SHARED VOTING POWER
                     2,018,992 shares, of which 1,938,532 are directly owned by
                     PVP III, 50,076 are directly owned by Entrepreneurs' III
                     and 30,384 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
                     Founders' III. Spoon is a managing member of Polaris III,
  NUMBER OF          and may be deemed to have shared power to vote these
    SHARES           shares.
 BENEFICIALLY
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
    PERSON           0 shares.
     WITH
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     2,018,992 shares, of which 1,938,532 are directly owned by
                     PVP III, 50,076 are directly owned by Entrepreneurs' III
                     and 30,384 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
                     Founders' III. Spoon is a managing member of Polaris III,
                     and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       2,018,992

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.58%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

CUSIP NO. 02043Q107                   13 G                          Page 9 of 16


ITEM 1(A).           NAME OF ISSUER

                     Alnylam Pharmaceuticals, Inc.

ITEM 1(B).           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                     300 Third Street
                     Cambridge, Massachusetts 02142

ITEM 2(A).           NAME OF PERSONS FILING

                     This Statement is filed by Polaris Venture Partners III, L.P., a Delaware limited partnership ("PVP III"), Polaris Venture Partners Entrepreneurs' Fund III, L.P., a Delaware limited partnership ("Entrepreneurs' III"), Polaris Venture Partners Founders' Fund III, L.P., a Delaware limited partnership ("Founders' III"), Polaris Venture Management Co. III, L.L.C., a Delaware limited liability company ("Polaris III"), Jonathan A. Flint ("Flint"), Terrance G. McGuire ("McGuire") and Alan G. Spoon ("Spoon"). Flint, McGuire and Spoon are the managing members of Polaris III. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                     Polaris III, the general partner of PVP III, Entrepreneurs' III and Founders' III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs' III and Founders'
                     III. Flint, McGuire and Spoon are the managing members of Polaris III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs' III and Founders' III.

ITEM 2(B).           ADDRESS OF PRINCIPAL OFFICE

                     The address for each of the Reporting Persons is:

                     Polaris Venture Partners
                     1000 Winter Street, Suite 3350
                     Waltham, Massachusetts 02451

ITEM 2(C)            CITIZENSHIP

                     PVP III, Entrepreneurs' III and Founders' III are Delaware limited partnerships; Polaris III is a Delaware Limited Liability Company; Flint, McGuire and Spoon are United States citizens.

ITEM 2(D) AND (E).   TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                     Common Stock
                     CUSIP # 02043Q107

ITEM 3.              Not Applicable

ITEM 4.              OWNERSHIP

                     The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 30, 2005:

                          (a)  Amount beneficially owned:

                               See Row 9 of cover page for each Reporting
                               Person.

                          (b)  Percent of Class:

CUSIP NO. 02043Q107                   13 G                         Page 10 of 16


                               See Row 11 of cover page for each Reporting
                               Person.

                          (c)  Number of shares as to which such person has:

                               (i)  Sole power to vote or to direct the vote:

                                    See Row 5 of cover page for each Reporting
                                    Person.

                               (ii) Shared power to vote or to direct the vote:

                                    See Row 6 of cover page for each Reporting
                                    Person.

                               (iii) Sole power to dispose or to direct the
                                    disposition of:

                                    See Row 7 of cover page for each Reporting
                                    Person.

                               (iv) Shared power to dispose or to direct the
                                    disposition of:

                                    See Row 8 of cover page for each Reporting
                                    Person.

ITEM 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not applicable.

ITEM 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of PVP III, Entrepreneurs' III and Founders' III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                     Not applicable.

ITEM 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not applicable.

ITEM 9.              NOTICE OF DISSOLUTION OF GROUP.

                     Not applicable.

ITEM 10.             CERTIFICATION.

                     Not applicable.

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2006


POLARIS VENTURE PARTNERS III, L.P.,     /s/ Kevin Littlejohn
a Delaware Limited Partnership          ----------------------------------------
                                        Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE PARTNERS                /s/ Kevin Littlejohn
ENTREPRENEURS' FUND III, L.P.,          ----------------------------------------
a Delaware Limited Partnership          Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE PARTNERS                /s/ Kevin Littlejohn
FOUNDERS' FUND III, L.P.,               ----------------------------------------
a Delaware Limited Partnership          Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE                         /s/ Kevin Littlejohn
MANAGEMENT CO. III, L.L.C.,             ----------------------------------------
a Delaware Limited Liability Company    Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


JONATHAN A. FLINT                       /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature
                                        Kevin Littlejohn
                                        Authorized Signatory

TERRANCE G. MCGUIRE                     /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


ALAN G. SPOON                           /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature
                                        Kevin Littlejohn
                                        Authorized Signatory

                                  EXHIBIT INDEX

                                                           Found on Sequentially
Exhibit                                                        Numbered Page
-------                                                    ---------------------
Exhibit A: Agreement of Joint Filing                                 14
Exhibit B: Reference to Kevin Littlejohn as
           Authorized Signatory                                      16

                                   EXHIBIT A

                            Agreement of Joint Filing

          The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Alnylam Pharmaceuticals, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated: February 13, 2006


POLARIS VENTURE PARTNERS III, L.P.,     /s/ Kevin Littlejohn
a Delaware Limited Partnership          ----------------------------------------
                                        Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE PARTNERS                /s/ Kevin Littlejohn
ENTREPRENEURS' FUND III, L.P.,          ----------------------------------------
a Delaware Limited Partnership          Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE PARTNERS                /s/ Kevin Littlejohn
FOUNDERS' FUND III, L.P.,               ----------------------------------------
a Delaware Limited Partnership          Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE                         /s/ Kevin Littlejohn
MANAGEMENT CO. III, L.L.C.,             ----------------------------------------
a Delaware Limited Liability Company    Signature
                                        Kevin Littlejohn
                                        Authorized Signatory


JONATHAN A. FLINT                       /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature
                                        Kevin Littlejohn
                                        Authorized Signatory

TERRANCE G. MCGUIRE                     /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


ALAN G. SPOON                           /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature

                                        Kevin Littlejohn
                                        Authorized Signatory

                                    EXHIBIT B

              REFERENCE TO KEVIN LITTLEJOHN AS AUTHORIZED SIGNATORY

Kevin Littlejohn has signed the enclosed documents as Authorized Signatory. Note that copies of the applicable Agreement to File Jointly and Statement Appointing Designated Filer and Authorized Signatory are already on file with the appropriate agencies.